Exhibit 10.2



                        AMENDMENT TO EMPLOYMENT AGREEMENT


                                December 31, 2004



Cynthia L. Shereda
144 Upper Shad Road
Pound Ridge, NY 10576

Dear Cynthia:

This letter amends your employment agreement (the "Employment Agreement") with ATMI, Inc. (the "Company") by adding the following after the first sentence of
Section 2.6 of the Employment Agreement:

            To the extent that the vesting of all or some of your restricted stock, as provided in the preceding sentence, is not permitted under Section 7.3 of the ATMI, Inc. 2003 Stock Plan (the "2003 Plan") or a comparable provision of any other plan under which such shares are granted, such shares shall not vest. In lieu thereof, the Company will pay you within ten
            (10) days after your termination of employment an amount in cash equal to the fair market value as of the date of your termination of employment of those restricted shares that do not vest, determined pursuant to Section 6.1(c) of the 2003 Plan or a comparable provision of any other plan under which such shares are granted.

The Employment Agreement, as amended, remains in full force and effect.

If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this letter.

ATMI, INC.

                                By: /s/ Gene Banucci
                                   ---------------------------------
                                   Name:  Gene Banucci
                                   Title: Chief Executive Officer


Accepted and agreed:


/s/ Cynthia L. Shereda
--------------------------
Cynthia L. Shereda